Exhibit 99.B(a)(7)

THE BOSTON TRUST & WALDEN FUNDS

Establishment and Designation of Series and Classes of Shares

of Beneficial Interest, Par Value $0.01 Per Share

RESOLVED, that pursuant to Section 5.11 of the Declaration of Trust of The Boston Trust & Walden Funds (the “Trust”) dated January 8, 1992 (“Declaration”), two separate series of the shares of beneficial interest of the Trust shall hereby be established, relating to the Trust’s new investment portfolios (each a “Fund” and collectively, the “Funds”); and

FURTHER RESOLVED, that pursuant to Section 5.13 of the Declaration, each Fund shall have such classes of shares of beneficial interest (each, a “Class”) as provided below; and

FURTHER RESOLVED, that each Fund and initial Classes shall have the following designations and Shares of the Fund or Class, as applicable, shall have the following special and relative rights:

1.  The Funds shall be designated “Boston Trust SMID Cap Fund” and “Walden SMID Cap Innovations Fund”.

2.  Each Fund shall initially have one Class and any additional Classes, to have such special and relative rights, and be subject to such liabilities, as may be provided from time to time in the Trust’s registration statement under the Securities Act of 1933 and the Investment Company Act of 1940, as amended from time to time.

3.  Each Fund shall be authorized to invest in cash, securities, instruments and other property as from time to time described in each Fund’s then currently effective prospectus and registration statement under the Securities Act of 1933.  Each share of beneficial interest (“Share”) of each Fund shall be redeemable.  Except for matters that are voted separately by Class, each Share of each Fund shall be entitled to one vote (or fraction thereof in respect of a fractional Share) on matters on which Shares of each Fund shall be entitled to vote. Subject to paragraph 4, each Share of each Fund shall represent a pro rata beneficial interest in the assets allocated to that Fund and shall be subject to a pro rata share of expenses allocated to that Fund; and, subject to paragraph 4, shall be entitled to receive its pro rata share of net assets of the Fund upon liquidation of that Fund, all as provided in the Declaration or in accordance with applicable law, regulation or regulatory policy

4.  Shares of each Class of each Fund shall be entitled to one vote (or fraction thereof in respect of a fractional Share) on matters on which Shares of the Class shall be entitled to vote, shall represent a pro rata beneficial interest in the assets allocated to the Fund subject to such expenses as are allocated to the Class, and shall be entitled to receive a pro rata share of net assets of the Class upon liquidation of the Fund, all as provided in the Declaration or in accordance with applicable law, regulation or regulatory policy.

5.  Each Share of each Fund and of each Class shall have the voting rights provided to shareholders in the Declaration and shall vote with shareholders of other series of the Trust with respect to matters affecting the Trust generally. With respect to matters concerning a Fund (but not other series of the Trust), Shares of the Fund and all Classes shall vote as a group, except that a Class shall vote separately as a group on a matter to the extent required by the Declaration, applicable law, regulation or regulatory policy or when the matter affects only that Class or affects that Class in a manner that is different from other Classes. In each case of separate voting, the Trustees shall determine whether, for the matter to be effectively acted upon in accordance with the Declaration, or applicable law, rule or regulatory policy, as applicable, as to a Fund or a Class, the applicable percentage (as specified in the Declaration, or the Act and the rules thereunder) of the shares of a Fund or a Class alone must be voted in favor of the matter, or whether the required favorable vote of such applicable percentage of the shares must include shares of other Classes of the Fund and/or other series of the Trust, as well.

6.  The assets and liabilities of the Trust shall be allocated to each Fund and among the Classes as set forth in Sections 5.11 and 5.13 of the Declaration; except that costs of establishing each Fund and of the registration and public offering of each Fund’s Shares shall be treated in accordance with applicable law and generally accepted accounting principles.

7.  The Trustees shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of each Fund and Classes hereby created, or to otherwise change the special and relative rights of each Fund and each Class, provided that such change shall not adversely affect the rights of the Shareholders of the Funds or any Class.

IN WITNESS WHEREOF, the undersigned have executed this instrument this 12th day of August, 2011.

/s/ Diane E. Armstrong		/s/ Michael M. Van Buskirk
Diane E. Armstrong*		Michael M. Van Buskirk*

/s/ James H. Woodward		/s/ Lucia B. Santini
James H. Woodward*		Lucia B. Santini

By:	Michael V. Wible
Michael V. Wible, as attorney-in-fact

*Pursuant to power of attorney